UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2016

Power Solutions International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35944	33-0963637
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (630) 350-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the Audit Committee of the Board of Directors (the “Audit Committee”) of Power Solutions International, Inc. (the “Company”) has been overseeing an independent internal review concerning the Company’s financial reporting. This internal review is being conducted with the assistance of independent counsel and forensic accounting professionals engaged by the Audit Committee. On December 28, 2016, the Audit Committee reached preliminary findings in respect of the independent internal review and discussed its findings with the full Board of Directors and the Company’s senior management. These findings were subsequently described to RSM US LLP, the Company’s independent registered public accounting firm, on December 29, 2016.

On December 28, 2016, following its consideration of the Audit Committee’s preliminary findings and in consultation with the Company’s external legal counsel, the Company’s senior management in consultation with the Audit Committee and Board of Directors, determined that the Company’s previously issued consolidated financial statements for (i) the fiscal year ended December 31, 2015 and the second, third and fourth fiscal quarters within such fiscal year, and (ii) the fiscal quarter ended March 31, 2016, as reported in the Company’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q (collectively the “Prior Financial Statements”), should be restated to reflect the impact of certain errors involving revenue recognition. Accordingly, the Prior Financial Statements and related reports of RSM US LLP and the Company’s other communications of the financial results should no longer be relied upon. Similarly, management’s report on the effectiveness of disclosure controls and procedures and internal control over financial reporting, in each case for the relevant periods, and related reports of RSM US LLP should no longer be relied upon.

The Company anticipates that it will file restated financial statements covering the affected fiscal periods as soon as practicable. Based on the preliminary findings to date, the Company preliminarily anticipates that the restatements will focus on the timing of revenue recognition in accordance with generally accepted accounting principles and is expected to result in restating certain revenues, expenses and related balance sheet accounts as reported in prior periods. The anticipated adjustments are expected to reduce net sales previously recognized in the second, third and fourth quarters of 2015. The Company is working diligently to quantify the expected adjustments and have them audited or reviewed by its independent registered public accounting firm. The Company is unable at this time to quantify definitively the impact of the adjustments on the Prior Financial Statements. The errors identified based on the transactions reviewed to date include at least approximately $18 million in revenue erroneously recognized in the Company’s 2015 consolidated financial statements. While the estimated net sales adjustments reflect the current assessment of the accounting errors, there can be no assurance that the final adjustments that are made as part of the restatement will not differ materially from the estimated adjustments. Nor can we provide assurance that other errors will not be identified or impact prior accounting periods.

Management has evaluated the effect of the revenue recognition errors and has concluded that a material weakness in internal controls over financial reporting existed during each of the periods requiring a restatement. Management’s evaluation of the controls and procedures is ongoing, and there can be no assurance that the Company will not identify other deficiencies in controls or that those deficiencies, if identified, will not constitute additional material weaknesses.

The SEC’s enforcement staff informed the Company that it was conducting an investigation and issued a subpoena requiring the production of documents and information. Based on the subpoena, the Company believes the focus of the inquiry concerns, among other things, revenue recognition practices which resulted in the accounting errors giving rise to the restatements reported herein. The Company, at the direction of the Audit Committee and with the assistance of independent counsel and the forensic accounting professionals engaged by it, is cooperating fully with the SEC enforcement staff’s investigation.

The Audit Committee and the Company’s management have discussed the matters disclosed in this Current Report on Form 8-K pursuant to Item 4.02(a) with the Company’s independent registered public accounting firm.

Caution Regarding Forward-Looking Statements

This Form 8-K includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements regarding our expectations with regard to any restated amount in our financial statements for the relevant periods disclosed or furnished herein. Factors that could cause or contribute to such differences include: the final results of the internal review as it impacts the Company’s accounting, accounting policies and internal control over financial reporting; the time and effort required to complete the restatement of the Company’s financial statements and amend the related Form 10-K and Form 10-Q filings; the subsequent discovery of additional adjustments to the Company’s previously issued financial statements; and the impact of the inquiry initiated by the SEC and any related or additional governmental investigative or enforcement proceedings. Actual events or results may differ materially from the Company’s expectations. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Michael P. Lewis
Michael P. Lewis
Chief Financial Officer

Dated: January 4, 2017